Exhibit 10.2

LICENSE GREEMENT

This LICENSE AGREEMENT (the "Agreement") is made this 1st day of September, 2012 (the "Effective Date"), by and between FUJIFILM RI Pharma Co., Ltd., (FRI) having its principal place of business at 14-1, Kyobashi 2-Chome, Chuo-Ku, Tokyo, 104-0031 Japan, and Molecular Insight Pharmaceuticals, Inc. (MIP) having its principal place of business at 160 Second Street, Cambridge, Massachusetts, USA; each a "Party" to this Agreement and collectively the "Parties".

RECITALS

WHEREAS, MIP has developed and controls certain intellectual property and technical information with respect to certain pharmaceutical product candidates, which have application as radioimaging agents for prostate cancer;

WHEREAS, FRI has expertise in the development and commercialization of radiopharmaceuticals in Japan; and

WHEREAS, FRI desires to receive from MIP, exclusive rights within the country of Japan for the development and commercialization of certain compounds for prostate cancer imaging, and MIP desires to grant FRI certain license rights to these certain compounds for their development and commercialization.

NOW, THEREFORE, in consideration of the premises and the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated.

(a)            "Affiliate" shall mean an entity or person which controls, is controlled by or is under common control with either Party. Control shall mean (a) in the case of corporate entities, the direct or indirect ownership of more than one-half of the stock or participating shares entitled to vote for the election of directors, and (b) in the case of a partnership, the power to direct the management and policies of such partnership.

(b)            "Business day" shall mean a day other than Saturday, Sunday, any day on which commercial banks located in the Territory are authorized or obliged by law in the Territory to close, or any day during year-end and new-year season starting on December 28 and ended on January 4.

(c)            "Compound(s)" shall mean [*] used for [*] and the related compounds, [*] (used for [*]).The structures and uses of [*] and/or [*] are detailed in Schedule A.

(d)            "Development Reports" shall mean written documents having either pre-clinical information regarding a Compound or Product, or validated intermediate or final clinical results and their evaluation based on planned analyses performed during the course of a trial/study of Product conducted in human subjects.

Exhibit 10.2

(e)            "Earned Royalties" shall mean collectively royalties payable to MIP under Section 4.4.

(f)            "Field" shall mean [*]. For the avoidance of doubt, [*], shall be included in this definition.

(g)            "Fiscal Year" shall mean each twelve (12) month period commencing April 1 and ending March 31.

(h)            "Initial Payment" shall have the meaning set forth in Section 4.1.

(i)            "MHLW" shall mean the Japan Ministry of Health, Labour and Welfare or Other Japanese regulatory agency in the Territory.

(j)            "Milestone Payments" shall mean collectively the payments set forth in Section 4.2 and 4.3.

(k)            "MIP Intellectual Property" shall mean the know-how, technical pre-clinical and clinical information, patent application(s) filed, patent(s) and trademark(s) owned, in whole or in part, by MIP, which are listed on Schedule A, together with any divisionals thereof, any patents issuing from such applications and any extensions of any patents licensed to FRI hereunder.

(1)            "Net Sales," for purposes of computing Earned Royalties, shall mean the gross sales of all Product sold by FRI, its Affiliates and/or sublicensees to any third party, less (i) actual credited allowances or repayments to such third party for reasons of rejection, defect or return of Product or because of retroactive price reductions; (ii) trade, cash or quantity discounts actually allowed, granted from the invoiced amount and taken; (iii) rebates or commissions paid pursuant to government regulations; (iv) commissions required to be paid to [*] per Section 4.4(c); (v) transportation charges for supply of the Product to [*] in Japan; and (vi) taxes or governmental charges for export/import fee or [*] fees by governmental authorities in Japan on the sales of Product to said third party, whether denominated as value added taxes, sales taxes, or excise taxes (but excluding income taxes); provided such charges or fees are identified as a separate line item on the applicable invoice. Such deductions shall not include any amount related to bad debt. Where (i) a Product is sold as one of a number of items (i.e., in a bundled transaction) without a separate price; or (ii) the consideration for the Product includes any non-cash element; or (iii) the Product are transferred in any manner other than an invoiced sale, the Net Sales applicable to the quantity of Product of any such transaction shall be deemed to be [*]. If a Product is "given away" for no cash consideration or for a price reflecting a discount other than a permitted quantity discount or trade referenced above, and in each case without the prior consent of MIP (which consent shall not be unreasonably withheld for normal and customary practices) then Net Sales shall include an amount equal to the list price of such Product "given away" or discounted. In order to ensure that MIP receives the full amount of Earned Royalties contemplated in this Agreement, FRI agrees that in the event any Product shall be sold for purposes of resale either (i) to a corporation, firm, or association that, or individual who, owns a controlling interest in FRI by stock ownership or otherwise, or (ii) to a corporation, firm, or association in which FRI or its stockholders own a controlling interest by stock ownership or otherwise, the Earned Royalties to be paid in respect to such Product shall be computed [*].

Exhibit 10.2

(m)            "Patent Lapse" shall mean, with respect to any MIP Intellectual Property that has issued in the Territory, the lapse of such patent including the expiry of such patent, or the declaration by a final, non-appealable decision of a court or other tribunal of competent jurisdiction that all of the claims of such patent are invalid or unenforceable, through no fault or cause of FRI.

(n)            "Phase I Trial" shall mean a small-scale study in human subjects seeking to establish safety of an investigational new drug, or a Phase I clinical trial as prescribed by applicable MHLW regulations, or the corresponding regulations of any comparable entity.

(o)            "Phase II Trial" shall mean a clinical trial seeking to establish safety, efficacy or dosing of an investigational new drug, or a Phase II clinical trial as prescribed by applicable MHLW regulations, or the corresponding regulations of any comparable entity.

(p)            "Phase III Trial" shall mean a Phase III clinical trial as prescribed by applicable MHLW regulations, or corresponding regulations of any comparable entity. It is understood that a pivotal trial of any kind (i.e. a trial which the appropriate regulatory authority has agreed can be used to file for product approval), whether or not designated as a Phase III Trial, will be considered a Phase III Trial.

(q)             "Product" shall mean any product containing [*].

(r)            "Quarter Year" shall mean the three (3) month periods ending June 30, September 30, December 31 and March 31 of each Royalty Year.

(s)            "Regulatory Approval" shall mean the applicable technical, medical and scientific licenses, registrations, authorizations or approvals (including, without limitation, supplements, amendments, pre- and post-approvals, pricing and third party reimbursement approvals; marketing authorizations based upon such approvals, including any prerequisite manufacturing approvals or authorizations related thereto and labeling approval(s)), of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for, as the context requires, the use, development, manufacture, distribution, marketing, promotion, offer for sale, or sale of the Product in the Territory.

(t)            "Royalty Year" shall mean each twelve (12) month period commencing April 1 and ending March 31 during the term of this Agreement.

(u)            "Sublicense Payments" shall mean any upfront, milestone or other payments, or the value of any non-monetary consideration received by FRI in connection with a sublicense of the rights granted hereunder, which are not calculated based on Net Sales of Product by the sublicensee.

(v)            "Territory" shall mean Japan.

(w)            "[*]" shall mean the trademark(s) listed on the Schedule A including the underlying good will in that trademark(s).

Exhibit 10.2
1.2            Interpretation. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof', "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, Exhibit and Appendix references are to the Articles, Sections, paragraphs, clauses, Exhibits and Appendixes to this Agreement unless otherwise specified, and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified.

ARTICLE 2
GRANT OF LICENSE, SUBLICENSE RIGHTS

2.1            Grant. Subject to all applicable laws of the relevant country and all of the terms and conditions of this Agreement and effective as of the Effective Date, MIP hereby grants to FRI, for the term set forth in Article 3 a non-transferable, royalty-bearing, exclusive license under the MIP Intellectual Property in both cases within the Field and throughout the Territory:

(a)            to (i) develop, (ii) market, (iii) advertise, (iv) manufacture, (v) have manufactured, (vi) import, (vii) distribute, and (viii) commercialize the [*] Product, and to import and use but not to manufacture the Compound. For clarification, FRI shall purchase from MIP all its requirements for the Compound as specified in Article 9.

(b)            The rights granted above are exclusive to FRI in the Territory, even as to MIP. MIP shall not by itself or with any third party, develop and commercialize the Product in the Territory. Furthermore, MIP shall not itself or indirectly through a third party, distribute and commercialize in the Territory and Field, any product that is a [*] based imaging agent, targeting [*].

2.2            Right to Sublicense. MIP hereby grants FRI the right to sublicense any or all of FRI's rights granted under Section 2.1, subject to the general terms and conditions of this Agreement. FRI shall notify MIP in writing of its intent to enter into any sublicense agreement and/or amend any existing sublicense agreement prior to the execution thereof, indicating the name of the intended sublicensee, the intended territory of the sublicense and the scope of rights to be conveyed under the sublicense. FRI shall further notify MIP of any executed sublicense agreement and/or amendment thereto within [*] after execution and shall provide a copy of the executed sublicense agreement or amendment. Should the executed sublicense agreement or amendment be in a language other than English, FRI shall provide a certified translation of the executed sublicense agreement or amendment to MIP.

(a)            Right to Approve Certain Sublicenses. MIP shall have the right to review any sublicense for a period of [*] prior to execution by FRI, and shall have the right to approve or deny, in its sole discretion, any sublicense which provides for: (i) [*], (ii) [*] or (iii) [*].

(b)            Termination of Sublicense. Any sublicense granted by FRI shall automatically and simultaneously terminate, without action by any party thereto, at the same time and to the same extent as any termination of this Agreement.

Exhibit 10.2

(c)            Sublicense Terms and Conditions. Any sublicense agreement granted by FRI shall be consistent with the terms of this Agreement and shall contain (a) provisions [*]; (b) provisions requiring [*]; and (c) acknowledgments [*]. All sublicenses shall also contain provisions under which the sublicensee accepts duties to keep sales and development records; to allow examinations/inspections; to avoid improper representations or responsibilities; to report any adverse events; to hold MIP harmless; to restrict the use of MIP's name and trademark; to preserve the MIP Intellectual Property; and to control export of Compound and Product, which duties shall be at least equivalent to those set forth in herein.

2.3            No Other License. Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise any licenses under know-how or patents of MIP other than the rights granted in Section 2.1 above, regardless of whether such patents are dominant or subordinate to any of the MIP Intellectual Property.

ARTICLE 3
TERM OF LICENSE; TERMINATION

3.1            Term. Subject to earlier termination in accordance with the terms hereof, the term of the license and sublicense granted hereunder shall commence on the Effective Date and shall continue in force and effect [*].

3.2            Termination at Will. Either Party may terminate this Agreement for any reason, following [*] written notice to the other Party of their intent to terminate this Agreement and the mutual assent of the other Party, provided both Patties shall discuss in good faith and may mutually agree to terminate this Agreement.

3.3            Termination for Cause. Either Party may terminate this Agreement for cause due to breach of any material obligation of the other Party. The Party seeking termination shall first notify the other Party of the alleged breach, and the breaching Party shall have [*] to cure such breach (or failure) if it is capable of being cured, otherwise the Agreement shall automatically terminate following lapse of the [*] period.

3.4            Termination by Operation of Law. This Agreement shall terminate automatically upon declaration, if any, of a court or other tribunal of competent jurisdiction by a final, non-appealable decision that the sale of Product contemplated by this Agreement infringes or violates any patent rights of third parties, which decision would have a material adverse effect on the license conveyed under this Agreement.

3.5                  Effect of Termination. Upon the complete expiration or termination of this Agreement, the rights and obligations of the Parties shall cease, except as follows:

(a)            The obligations of confidentiality set forth in Article 11 shall survive for the period provided therein.

(b)            FRI's obligation to keep books and records and to submit such books and records to an examination will survive for the period provided therein.

(c)            The rights provided in this Article 3 shall be in addition and without prejudice to any other rights which the Parties may have with respect to any breach or violation of the provisions hereof.

Exhibit 10.2

(d)            The expiration or termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such expiration or termination, specifically including FRI's (or its sublicensee's) obligation to pay accrued royalties and milestones.

(e)            The provisions of safety data exchange set forth in Article 7 shall survive for the period provided therein.

(f)            The provisions of dispute resolution and arbitration set forth in Section12.7 shall survive for the period provided therein.

(g)            All Development Reports as detailed in Section 6.3 and further including the research information detailed in Section 5.1 shall be delivered to MIP.

3.6            Inventory Following Termination.

(a)            If termination occurs under Section 3.2 and an existing inventory of Compounds which have been purchased but the resultant Product has not been sold, and the Compounds exceed a [*] supply of the resultant Product (based on [*]), FRI shall offer to sell the inventory of Compound to MIP at [*], but not exceeding [*]. If MIP declines to purchase such inventory, FRI shall be permitted to sell off its remaining inventory as Product.

(b)            If the termination occurs under Section 3.3 and the cause of such termination is attributed to material breach of any obligation of FRI, FRI shall destroy all such inventories of Compound and Product at its own expense and certify to MIP as to their destruction.

3.7            Return of All Data. Upon termination for any reason, either Party will return or destroy all information, data, and know-how concerning the Compounds and Product and any other business information of confidentiality nature or property nature of the providing Party as set forth in Section 11.2.

ARTICLE 4
CONSIDERATION

4.1            Initial Payment. FRI shall make a non-refundable payment of [*] (the "Initial Payment") to MIP according to the payment terms set forth in Section 4.6.

4.2            Development Milestone Payments.  FRI shall make the following non- refundable one-time Development Milestone Payments to MIP in U.S. Dollars and in the amounts specified below, upon the corresponding events:

(a)            The sum of [*] shall be due upon [*];

(b)            The sum of [*] shall be due upon [*]; and

(c)            The sum of [*] shall be due [*]. If [*], FRI shall also pay to MIP the milestone set forth in Section 4.2(b) above which has not theretofore been paid.

4.3              Sales Milestone Payments. FRI shall make the following non-refundable one- time Sales Milestone Payments to MIP in U.S. Dollars and in the amounts specified below, upon the corresponding events:

Exhibit 10.2
(a)            [*] shall be due when cumulative Net Sales of Product in the Territory exceed [*];

(b)            [*] shall be due when cumulative Net Sales of Product in the Territory exceed [*];

(c)            [*] shall be due when cumulative Net Sales of Product in the Territory exceed [*];

(d)            [*] shall be due when cumulative Net Sales of Product in the Territory exceed [*];

(e)            In addition to the payments indicated in Section 4.3(a), (b), (c), and (d) for the relevant milestone events, FRI shall also make the following one-time payments as soon as FRI has determined that such sales milestone has been achieved:

(i)            For Net Sales of Product [*] in a [*], a payment in the amount of [*] shall be due to MIP;

(ii)            For Net Sales of Product exceeding [*] in a [*], a payment in the amount of [*] shall be due to MIP;

(iii)            For Net Sales of Product exceeding [*] in a [*], a payment in the amount of [*] shall be due to MIP;

(iv)            For Net Sales of Product exceeding [*] in a [*], a payment in the amount of [*] shall be due to MIP;

(v)            For Net Sales of Product exceeding [*] in a [*], a payment in the amount of [*] shall be due to MIP;

(f)            The payments referenced in Section 4.3(e) above shall be due cumulatively and individually, and shall not be substituted. For example, if [*] in the first [*] exceed [*] but do not exceed [*], then milestones 4.3(a) and 4.3(e) i, ii and iii shall all apply in that [*]. If [*] in the second [*] exceed [*] but do not exceed [*], then milestone 4.3(a) and 4.3(e) iv has already been paid in year one and only milestone 4.3(b) shall be due for [*].

4.4                  Earned Royalties for Product.

(a)            In addition to the Initial Payment and the Milestone Payments set forth above, FRI will pay to MIP during the term of this Agreement a royalty of [*] on Net Sales of Product for [*] sales up to [*], and [*] on Net Sales of Product for [*] sales in excess of [*].

(b)            In consideration of the value in the non-patent rights granted in Section 2.1 as to the MIP Intellectual Property, the Earned Royalty rate shall be reduced to [*] for Net Sales occurring after a [*] (the "Know-How Royalty").  Should FRI then experience a decline in Net Sales of greater than [*] in any Royalty Year where the decline is [*], then MIP and FRI shall [*] the Know-How Royalty [*]. However, in no event shall the Know-How Royalty [*].

Exhibit 10.2

(c)            Commissions required to be paid to the [*] for the sales of Product shall be deducted from Net Sales, such deductions will not exceed [*] in the [*] after the first commercial sale of Product, and not exceed [*] thereafter. Provided, however, the commission may be changed hereafter.

4.5            Termination of Payment Obligations. The obligation of FRI to pay the Sales Milestone Payments under Section 4.3 and the Earned Royalty Payments under Section 4.4(a) shall terminate upon the later of: (i) [*], or (ii) [*] following the first commercial sale of Product in the Territory. The Know-How Royalty under Section 4.4(b) shall remain in effect for [*].

4.6            Payment Terms. All payments payable under Article 4 shall be paid in United States Dollars by wire transfer to an account designated by MIP. Foreign currency conversions shall apply the rate [*] at the date of the corresponding payment. FRI shall pay the Initial Payment within [*] after the execution and delivery of this Agreement and shall pay the Milestone Payments within [*] after the occurrence of the relevant Milestone Event. FRI shall pay all earned royalties with respect to any Net Sales within [*] after the end of any [*] in which such Net Sales occur.

4.7            Taxes.  The Parties acknowledged that a filing of the application form for income tax convention to Japan National Tax Agency is a necessity for the payments by FRI to MIP under the terms of this Agreement without deduction at source by Japan National Tax Agency. The Parties will cooperate to file the application form in due time.

ARTICLES
RESEARCH INFORMATION, REPORTS AND TECHNICAL SUPPORT

5.1            The [*] Product.   MIP shall provide all necessary MIP Intellectual Property to FRI, at FRI's cost, in order for FRI to be able to use the Compounds and manufacture and use the [*] Product. Within [*] after executing and delivery of this Agreement, MIP shall transfer all material documents in its possession and relevant to the Compounds and the Product to FRI including but not limited to [*]. The complete inventory of such information in MIP's possession shall be made available through an electronic data room. MIP will continue the development of the [*] Product anywhere outside the Territory, and if such development provides MIP with additional validated clinical reports relating to the [*], then MIP shall provide FRI with such clinical reports within a reasonable time after it becomes available and is validated.

5.2            Technical Support. MIP shall make [*] available, upon reasonable notice, for [*] (which is understood to mean [*]) upon FRI's request during the term of this Agreement. FRI shall pay for a reasonable cost for traveling and accommodation to FRI for allocation of such [*].

ARTICLE 6
PAYMENTS AND REPORTS

6.1            Payments and Sales Reports. Within [*] after the end of each [*] during the term of this Agreement, FRI shall furnish to MIP a written report setting forth the Net Sales of Product during such [*], as well as [*] in the [*], and the Earned Royalties paid or payable thereon, accompanied by full payment in United States Dollars of any unpaid sums, by [*]. Foreign currency conversions shall apply the rate [*] at the date of the corresponding payment. The final sales report and the associated payment shall be made within [*] after the effective date of termination of this Agreement and shall include any amounts due for Net Sales of the Product through the date of termination. The reports required by this Section 6.1 shall be certified by the [*] to be correct to the best of FRI's knowledge and information.

Exhibit 10.2

6.2            Status Reports. FRI shall provide periodic status reports to MIP, at least once during each [*] and at any time upon the reasonable request of MIP, indicating [*]. In addition, the Parties shall meet [*], at [*], such as for example [*].

6.3            Information Sharing and Notification.  During the term of this Agreement, FRI shall (a) provide MIP with written Development Reports generated by or for FRI with respect to the Product and (b) notify MIP within [*] of receipt of any Regulatory Approval.  Further, upon MIP's request during the Term or immediately upon termination, FRI shall provide MIP with its Development Reports with respect to the Compounds and Product. [*] holds the proprietary rights for all such Development Reports generated by [*], or created by [*] for [*] pursuant to [*]. [*] may use any Development Reports for the purpose of [*] obtaining regulatory approval of the Product or any Product marketing in [*], provided that during the Term it shall obtain the prior written consent of [*], such consent not to be unreasonably withheld. [*] shall guarantee the reliability, accuracy and integrity of the Development Report is and documents made by or for [*], in compliance with applicable laws and regulations in the Territory, including GLP and GCP standards.

6.4            Maintenance of Books and Records. FRI (and its sublicensees) shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of payments to MIP due by FRI hereunder. Such records and books of account shall be maintained for a period of no less than [*] following the Royalty Year to which they pertain. FRI shall permit such records and books of account to be examined by MIP or MIP's duly appointed agent, either attorney or ce1iified accountant, to the extent necessary for MIP to verify the amount of MIP revenues payable; provided, that such examination shall be limited to books and records related to the Compound and Product. MIP will advise FRI of the background and business qualifications of any such agent. In addition, such examination shall be done within [*] for each examination and no more than [*]. Such examination shall be at MIP's expense, during normal business hours, and upon [*] prior written notice to FRI; provided, that if any such examination reveals an underpayment in excess of [*], FRI shall bear the reasonable costs and expenses of the examination. FRI shall pay MIP the amount of any underpayment of MIP revenues revealed by an examination of the books and records, together with interest thereon from the date such payment should have been made at a rate per annum equal to the prime rate in effect as of the date such payment should have been made, as published in [*] (together with the costs of such examination if required pursuant to the preceding sentence), by wire transfer of United States Dollars within [*] after FRI's receipt of an invoice therefor.

6.5            Confidentiality of Records.  The Parties agree that all information subject to review under this Article 6 or under any sublicense agreement is "Confidential Information" and shall be subject to the provisions of Article 11.

ARTICLE 7
SAFETY INFORMATION EXCHANGE

7.1                  The following terms, when used herein, shall have the meaning as defined in the ICH E2A guideline:

Exhibit 10.2

(i) [*]
(ii) [*]
(iii) [*]
(iv) [*]

Such definitions and standards will be considered updated as such documents are officially amended by ICH to ensure compliance with regulatory reporting requirements.

"First Contact Date" shall mean the calendar date on which the initial [*] case report fulfilling the [*] is received by either Party, as the case may be. In the event such [*] case report is received from a third party or literature sources the First Contact Date is the calendar date on which [*], as the case may be.

7.2            The [*] for the Product will be held and maintained by [*].[*] will maintain the [*] as reference in such database. [*] shall maintain [*] for [*]. The most current version of MedDRA will be used for coding.

7.3            Exchanges of safety data between the Parties will be performed by fax or Email between the following contacts:

If to MIP:                          [*]

If to FRI:                          [*]

If either Party decides at any time to replace the contact person, such Party may do so by written notice to the other Party.

7.4            Both Parties will collect [*] as per existing company SOP. The following [*] will be exchanged between the Parties:

•    [*]
•    [*]
•    [*]
•    [*]
•    [*]

        7.5        A report, which does not meet the [*] will not be exchanged. All efforts should be made to obtain [*]. Before sending, each [*] will be [*] according to internal procedures of each Party.

7.6          Each Party will be responsible to follow up all their [*] and [*] for which the outcome is not yet known to obtain comprehensive information where available. [*] will be appropriately followed up on the basis of medical judgment.

7.7            Timelines for the exchange of [*] will be counted from [*]. This day is counted as [*]. Timelines and formats for [*] exchange are as follows:
[*]

Exhibit 10.2

7.8            Each Party will be responsible for performing aggregate analyses of similar events when warranted. The results of such analyses will be reported to the other Party within [*].

7.9            If either Party defines [*] that are to be monitored during the course of a clinical trial, the other Party will be provided with the [*] list prior to the initiation of the trial. Any changes or updates that occur to the defined [*] list during the course of trial conduct will be provided to the other Party within [*]. [*] will be reported to the other party in accordance with section 7.7

7.10         If either Party requests more frequent transfers of [*] information than those defined in section 7.7, the [*].

7.11            Article 7 is effective during the term of this Agreement but until the Parties enter into a separate [*] for the Product for which the Parties shall conclude such [*].

ARTICLE 8
PATENTS AND INTELLECTUAL PROPERTY ENFORCEMENT

8.1            Patents. MIP, at its expense, shall file, prosecute and do all such acts and things as it, in its sole discretion, deems reasonably necessary or appropriate to obtain issued patents in the Territory with respect to the MIP Intellectual Property licensed hereunder. Nothing herein shall be construed as requiring MIP to litigate against any third party to obtain any additional intellectual property rights. Without limiting the foregoing, MIP shall have substantive control of and responsibility for directing prosecution of all patent applications and other applications for intellectual property. MIP shall have no liability to FRI for damages, whether direct, indirect, incidental, consequential or otherwise, arising or allegedly arising from its good faith decisions, actions and omissions in connection with prosecution of a patent or patent application.

8.2            Notices. FRI shall apply, and shall require its sublicensees to apply to the Product the patent marking notices required by the laws of Japan and to the extent feasible and practical, and in accordance with the applicable patent laws of Japan.

8.3            Infringement.

(a)            In case of MIP Intellectual Property is infringed, or threatened to be infringed by any third parties, Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of any MIP Intellectual Property in the Territory of which such Party becomes aware. MIP shall have the right to defend the MIP Intellectual Property against infringement or interference by third parties in any country, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference; provided, however, that FRI may be entitled in each instance to participate in any litigation in the Territory, through counsel of its selection and at MIP's cost. In the event MIP determines not to initiate and pursue or participate in such legal action in the Territory, FRI may, in FRI's discretion, initiate legal action to uphold the MIP Intellectual Property against third parties in the Territory. The Parties will cooperate in good faith with respect to any such action. MIP shall be entitled to deduct their respective costs and expenses incurred in connection with prosecuting or participating in such lawsuit from any damages that are awarded.

Exhibit 10.2

(b)            In case of MIP Intellectual Property infringes or is threatened to infringe the patents of any third parties, either Party shall promptly notify the other in writing in the event that a third party shall bring a claim or action of infringement related to MIP Intellectual Property against FRI or MIP in the Territory. MIP shall be entitled in each instance to participate in any litigation in the Territory, through counsel of its selection and at MIP's cost. The Parties will cooperate in good faith with respect to any such action.

(c)            In the event that Japanese patents issuing from applications [*] are asserted against FRI by a third party having the legal right to initiate such a suit or proceeding, provided FRI is [*] then MIP agrees to act responsibly to solve the problems for the continuation of FRI's business at its expense to the extent of any claims of infringement of these patents.

8.4            Improvements.  The Parties hereby agree that all inventions or improvements (the "Improvements") developed during the term of this Agreement relating to the manufacture of the Compounds or Product or uses of the Product for imaging, shall be owned [*]. The [*] agrees to grant and hereby grants to the other Party, as to the Improvements [*], with [*], to use such Improvements in its respective territory. If the Improvements relate to the [*], then [*] consents to sublicense those improvements to [*].

ARTICLE 9
COMMERCIALIZATION

9.1                  Responsibility and Costs.

(a)            From and after the Effective Date, all development responsibilities and costs, including those incurred in connection with obtaining Regulatory Approval, clinical trials, Product manufacturing, supply and commercialization, with respect to the Product in the Territory will be borne by FRI. For the avoidance of doubt, MIP shall provide any and all documents including but not limited to the [*] listed on Schedule A, amended from time to time as provided in the Section 5.1, to FRI at MIP's cost.

(b)            FRI will contribute to [*] of the costs of [*] (as set forth in [*]) not to exceed [*]. MIP will provide an invoice of [*] of the total cost [*] upon FRI's written approval, such approval not to be unreasonably withheld, to the [*] and an invoice of [*] of the total cost [*] upon FRI's written approval, not to be unreasonably withheld, to the [*]. FRI will pay such amount of the invoice by wire transfer of United States Dollars within [*] after FRI's receipt of an invoice.

9.2            Obligations.  FRI (by itself or through its Affiliates or sublicensees) shall, at its expense, plan and implement appropriate research and development, testing and production efforts directed toward commercialization of the Product [*] consistent with sound scientific and business judgment, and shall provide MIP with a copy of such plan within [*] after [*], and any updates to the plan at least [*] during each [*].

9.3            Supply of Compounds. MIP shall have manufactured Compounds during the period that FRI requires MIP to supply Compounds to FRI. The terms and conditions of supply shall apply as well:

Exhibit 10.2

(a)            MIP shall provide FRI with Compounds at prices and minimum purchase order requirement [*].

(b)            During the period that MIP manufactures or provides such Compounds to FRI, FRI will provide MIP with a [*] forecast of its Compound requirements, specifying its anticipated needs [*]. At the beginning of each [*] FRI will submit non-cancelable purchase orders for the following [*].[*].  MIP will confirm the purchase order in writing and provide estimated shipping times for the Compound accompanied with a deposit invoice, which is the amount of [*] of that total purchase order. FRI will pay the deposit by wire transfer within [*] after FRI's receipt of such invoice. The remaining balance will be paid by a [*]. MIP shall deliver the Compound to FRI by [*].

(c)            MIP shall manufacture (or have manufactured) the Compounds in compliance with current Good Manufacturing Practices (the "cGMP"). The Compounds shall be supplied as cGMP qualified material accompanied with [*]. At the request of FRI and at FRI's expense, MIP shall perform, or cause to be performed, [*].

(d)            If MIP plans to make any changes related to the manufacturing process of the Compound, MIP shall consult with FRI on any such changes in writing and [*] before those changes are implemented.

(e)            Additional development [*] for future clinical studies and regulatory filings in the Territory. [*].

9.4            Inspection; Acceptance and Rejection. FRI shall have [*] following receipt of any shipment of Compounds, to [*]. If such shipment is [*], then it shall immediately notify MIP in writing and MIP [*]. If FRI does not notify MIP [*] within the specified timeframe then the Compounds shall be deemed accepted by FRI who shall pay the balance on the purchase order within [*] of FRI's receipt of the delivery invoice. FRI shall have the right to claim for compensation to MIP if [*], provided that such compensation shall not exceed [*].

9.5            Shipping.  MIP shall provide all Compounds to FRI in the manner specified in the applicable purchase order, or if the purchase order is silent as to commercial terms, [*].[*] shall bear all related shipping expenses as a [*] pass through expense, including any related taxes, insurance, customs fees and Japanese Consumption Taxes.

9.6            Supply of [*].  No manufacturing rights are granted as to the Compound, and FRI shall purchase, and MIP shall supply, all of FRI's requirements for [*] for the duration of this Agreement. The terms and conditions of supply shall apply as well

(a)            Pricing:  MIP shall provide FRI with [*], at a price of [*]. Such pricing shall remain fixed through [*]. Thereafter, the Parties shall renegotiate [*]. This provision contemplates but does not guarantee, that [*] to MIP, and that [*].

(b)            Requirements, Shortages:  The Compound is [*], and accordingly, FRI shall use its best efforts to [*] in its [*]. Through completion of [*], MIP shall provide FRI with [*]. If [*], MIP will [*], however MIP [*]. During [*], if [*] MIP also reserves the right to [*] at the time of [*].

(c)            Additional Terms: The general provisions of this Article 9 shall apply to supply of [*].

Exhibit 10.2

ARTICLE 10
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; INSURANCE

10.1            Representations and Warranties of MIP. MIP represents to FRI as follows:

(a)            MIP is duly organized, validly existing and in good standing as a corporation in the State of Delaware, U.S.A.;

(b)            MIP has full corporate power to execute, deliver and perform its obligations under this Agreement, and further represents it will devote commercially reasonable capital and resources to develop the Product anywhere outside the Territory;

(c)            the execution, delivery and performance by MIP of this Agreement has been duly authorized by all necessary corporate action;

(d)            the execution, delivery and performance by MIP of this Agreement will not breach, conflict with or result in a default under the terms of (i) its certificate of incorporation or by-laws or similar organizational and governing documents, (ii) any contract to which MIP is a party or by which it or its assets are bound; or (iii) any law, rule, regulation or other requirement of any governmental entity having jurisdiction over MIP or its assets;

(e)            as of the Effective Date, any MIP Intellectual Property is believed valid and the manufacture, use, sale or other disposal of the Compounds and Product does not or will not knowingly infringe upon any third party patent or any other right;

(f)            to the best of its knowledge, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending against MIP relating to the MIP Intellectual Property, nor is MIP aware of any assertions made by any party relating to the validity of its own or of MIP's infringement of any patents issued to any third parties; and

(g)            MIP shall be responsible for obtaining application of patents relating to the Product issued in the Territory and for prosecution and maintenance of patent in Schedule A in the Territory. MIP shall also diligently prosecute and timely inform FRI of the maintenance and prosecution of patents and patent applications.

10.2            Representations and Warranties of FRI. FRI represents to MIP as follows:

(a)            FRI is duly organized and validly existing as a corporation under the laws of Japan;

(b)            FRI has full corporate power to execute, deliver and perform its obligations under this Agreement and has sufficient operating capital and lines of credit such that it is financially able to meet the obligations described herein and represents it will devote commercially reasonable capital and resources to the project to diligently commercialize the Product;

Exhibit 10.2

(c)            the execution, delivery and performance by FRI of this Agreement has been duly authorized by all necessary corporate action;

(d)            the execution, delivery and performance by FRI of this Agreement will not breach, conflict with or result in a default under the terms of (i) its certificate of incorporation, by-laws or similar organizational and governing documents, (ii) any contract to which FRI is a party or by which it or its assets are bound; or (iii) any law, rule, regulation or other requirement of any governmental entity having jurisdiction over FRI or its assets; and

(e)            FRI shall pay its best efforts to develop the Product in the Territory.

10.3                  Disclaimer.

(a)            The Compounds and Product are experimental in nature, have not been approved by any Regulatory Authority for use in humans, and are manufactured in compliance with cGMP but without further warranties. Further testing is required before such human use, including but not limited to [*]. FRI shall bear all responsibility for identifying and complying with all necessary development efforts and validations in the Territory [*].

(b)            Except as expressly set forth herein, MIP disclaims warranty with respect to the Compounds and the Product, either express or implied, such as the merchantability or fitness of the Product for a particular purpose, safety, or efficiency of technology or commercial viability of technology.

10.4            Prohibition against Inconsistent Representations. FRI shall not (and shall require that its sublicensees do not) make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person which are inconsistent with any disclaimer or limitation included in this Agreement.

10.5                FRI Indemnity.

(a)            With the exception of infringement claims or actions in connection with the MIP Intellectual Property, and any claims or actions of any kind if FRI proves the cause of such claims or actions is attributed to material default in MIP's act or omission, FRI shall defend, indemnify and hold harmless MIP and its fellows, trustees, officers, directors, stockholders, Affiliates, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including death, personal injury, illness, property damage or Product liability, arising from or in connection with any of the following:

(i)            the use or testing by FRI and/or its Affiliates and sublicensees of any method or process related to the Product;

(ii)            any use, manufacture, testing, operation, sale or other disposition of any of the Product by FRI and/or its Affiliates and sublicensees or any statement, representation or warranty of FRI and/or its Affiliates and sublicensees with respect thereto;

(iii)            the use of the Product manufactured, marketed and sold under the license under this Agreement;

Exhibit 10.2

(iv)            any breach (or facts alleged by a third party which, if true, would constitute a breach) of a representation, warranty or covenant made by FRI hereunder;

(v)            any material negligence by FRI and its sublicensees and their respective employees, agents and Affiliates; and

(vi)            any failure to identify and secure the necessary development efforts, permits and validations in the Territory.

(b)            MIP shall reasonably cooperate with FRI in defending any such claim. MIP shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to the counsel retained by FRI to defend it, for any reason.

10.6                MIP Indemnity.

(a)            With the exception of infringement claims or actions in connection with the MIP Intellectual Property, and any claims or actions of any kind if MIP proves the cause of such claims or actions is attributed to material default in FRI's act or omission, MIP shall defend, indemnify and hold harmless FRI and its officers, directors, stockholders, Affiliates, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees) arising from or in connection with any breach (or facts alleged by a third party which, if true, would constitute a breach) of a representation, warranty or covenant made by MIP hereunder. Notwithstanding the forgoing exemption on indemnification for intellectual property claims, MIP shall indemnify FRI against claims of infringement for [*], strictly as specified by Section 8.3(c).

(b)            FRI shall reasonably cooperate with MIP in defending any such claim. FRI shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to the counsel retained by MIP to defend it, for any reason

10.7                Procedures.

(a)            Each Party will promptly notify the other Party in writing of any claims or of the commencement of any action by a third party with respect to which a claim for indemnity may be made under this Article 10; provided, however, that no Party's delay in notifying the other Party shall relieve the other Party from any obligation hereunder unless (and then solely to the extent) the other Party is thereby prejudiced.

(b)            A Party responsible for indemnifying the other Party shall not consent to any judgment or enter into any settlement unless the same shall provide for a full release of the other Party without liability or obligation. If both Parties have retained counsel with respect to any claim or action, neither Party shall consent to any judgment or enter into any settlement with respect thereto without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed).

Exhibit 10.2

10.8            Insurance. FRI shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance with respect to FRI's activities hereunder within the term of this Agreement. Such insurance shall have a comparable coverage to that of pharmaceutical industry in the Territory at that time. FRI shall furnish the certificate of insurance to MIP on or before the date of first sale or use of any Products in humans and shall provide at least [*] prior written notice to MIP of cancellation.

10.9            No Consequential Damages.  It is understood and agreed that neither Party shall be liable to the other for indirect, special, punitive, exemplary, incidental or consequential damages, including loss of profits or revenues, regardless of whether such damages were foreseeable or not. Notwithstanding the foregoing, for purposes of this Section, all losses incurred by either Party to a third party arising out of such third party's claim for consequential damages, which claim is otherwise subject to indemnification shall be deemed to be direct damages as between the Parties hereto and neither Party shall assert against the other Party that any such damages are consequential damages.
ARTICLE 11
CONFIDENTIALITY
11.1            Restatement of Confidentiality Obligations. The Parties have previously executed a Nondisclosure Agreement dated [*] (the "NDA"). This NDA is appended to this Agreement as Schedule B, and the Parties hereby reaffirm the obligations and responsibilities of such NDA for the term of this Agreement and for a period of [*] hereafter.  FRI agrees that any sublicense shall require the sublicensee be obligated to the same terms, and the sublicensee shall retain in confidence and use only for purposes of this Agreement any MIP confidential information and reports provided under any sublicense of this Agreement.

11.2            Exchange and Protection of Information.  All written materials exchanged or created during the term of this Agreement shall, to the extent practicable, be marked by the originating Party to indicate their source and identity, and the date of delivery to the recipient. The recipient and its Affiliates, agents, and employees, shall use all business and technical information disclosed, including ideas and concepts embodied therein, solely for the purpose of and in connection with performance under the Agreement.  Upon termination or expiration of this Agreement each Party will return or destroy all information exchanged hereunder, including all copies, thereof. Notwithstanding the foregoing, the recipient may keep one copy of any tangible information in legal archives subject to the confidentiality requirements.

ARTICLE 12
MISCELLANEOUS

12.1            Notices.  Unless defined elsewhere in this Agreement, all notices, requests, demands and other communications under this Agreement or in connection herewith shall be in writing in the English language to the addresses given above or as otherwise designated by a Party in accordance herewith; and shall be deemed to have been duly given or made (a) on the date delivered in person; or (b) on the date received if sent by certified mail, by courier or by email. If either Party decides at any time to replace the person serving as its Principal Contact, such Party may do so by written notice to the other Party. Each Party will endeavor, during the term of this Agreement to cause the person serving as its Principal Contact to be aware of all communications between the Parties and familiar with all developments under this Agreement.

Exhibit 10.2

If to MIP:                            [*]

If to FRI:                          [*]

12.2            Force Majeure. Any delays in or failure by either Party in performance of any obligations hereunder shall be excused if and to the extent caused by occurrences beyond such Party's reasonable control, including such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the Party who failed to perform provided, however, that the affected Party shall promptly inform in writing to the other Party of a claiming force majeure including the extent of the effect, the time it began and its probable duration, and shall make it's reasonable efforts to eliminate the effect of such force majeure.

12.3            Amendment and Assignment. This Agreement may not be amended except by written agreement signed by both of the Parties and shall not be assigned by either Party except upon the advance written consent of the other Party, provided, that this Agreement may be assigned by either Party to an entity that succeeds by operation of law to, or otherwise acquires substantially all of the stock or assets of such Party, or into which such Party is merged, and that assumes such Party's obligations hereunder.

12.4            Cooperation. Each Party agrees to cooperate with the other Party and take all reasonable actions as may be reasonably required to achieve the intent of this Agreement, including, without limitation, the execution of all necessary and appropriate instruments and documents. However, the Parties shall be independent contractors and the relationship between them shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party.

12.5            Press Release.  Any press release, including but not limited to publication and announcement relating to this Agreement shall be made under the mutual agreement of both Parties as to content and timing and neither Party shall make any such publication or announcement without the other Party's prior written consent, such consent not to be unreasonably withheld or delayed.

12.6            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States, and the Commonwealth of Massachusetts, except where the federal laws of the United States are applicable and have precedence. The Parties submit to jurisdiction in the Commonwealth of Massachusetts.

12.7            Dispute Resolution and Arbitration. Any and all disputes in connection with or arising out this Agreement shall, insofar as possible, be settled amicably by the Parties. The Parties agree to negotiate in good faith to settle. If the Parties cannot come to an amicable settlement, any and all controversies or claims arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration. The arbitration shall be undertaken in Boston, U.S.A. in accordance with the International Arbitration Rules of the American Arbitration association if requested by FRI, and in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Arbitration association if requested by MIP. Each Party shall appoint an arbitrator, who is qualified and entitled to act as an arbitrator. The two appointed arbitrators shall, by mutual agreement, appoint a third arbitrator, who is qualified and entitled to act as an arbitrator under the above rules. The language to be used in the arbitral proceedings shall be English. The award of the arbitration shall be final and binding upon both Parties. This Section shall survive the termination or expiry of this Agreement and shall remain in full force thereafter.

Exhibit 10.2

12.8            Severability. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either Party.

12.9            Counterparts. This Agreement shall be executed in two originals, and each of the Parties shall hold one original.

12.10         Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof, and all prior or contemporaneous representations, agreements and understandings, whether written or oral.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below but effective as of the Effective Date

Molecular Insight Pharmaceuticals, Inc.	FUJIFILM RI Pharma Co., Ltd.

By:	By:
Title:	Title:
Date:	Date:

Exhibit 10.2

Schedule A Compounds and Know-How

[*]

Exhibit 10.2

Schedule B

MUTUAL AND COLLECTIVE NON-DISCLOSURE AGREEMENT dated [*]

[*]

Exhibit 10.2

SCHEDULE C.

[*]

Exhibit 10.2

Schedule D. Supply Prices

[*]